CyberOptics Reports Strong Second Quarter Sales
And Higher Than Forecasted Earnings;
Announces 500,000 Share Repurchase Plan

Minneapolis, MN—July 26, 2006—CyberOptics Corporation (Nasdaq: CYBE) today reported strong operating results for the second quarter of 2006 ended June 30.

  Consolidated sales totaled $14,551,000, an increase of 73% from $8,429,000 in the year-earlier period but down slightly from $14,718,000 in this year’s first quarter. Second quarter sales were at the high end of the previously-issued sales guidance for this period.

  Operating income came to $2,469,000, up significantly from $26,000 in last year’s second quarter and also up 34% from $1,842,000 in the first quarter of 2006.

  Net income came to $1,907,000 or $0.21 per diluted share, up significantly from $202,000 or $0.02 per diluted share in the year-earlier period and up 31% from $1,456,000 or $0.16 per diluted share in this year’s first quarter. This year’s second quarter earnings, which were reduced by approximately $0.03 per diluted share of stock compensation expenses, exceeded the previously issued financial guidance for this period. Earnings in the second quarter and for the first six months of 2006 were taxed at an approximate 34% effective rate, reflecting the reduction of the valuation allowance on deferred tax assets that occurred in the fourth quarter of 2005. Earnings in the second quarter of 2005 were taxed at an effective rate of 26%.

  CyberOptics ended the second quarter of 2006 with cash and marketable securities of $48,584,000, up from $43,547,000 at the end of this year’s first quarter and also up from $41,140,000 at the end of 2005.

CyberOptics also announced that its board of directors has approved the repurchase of up to 500,000 shares of its common stock in the open market for a one year period commencing July 31, 2006.

Kathleen P. Iverson, president and chief executive officer, commented: “Our strong sales and above-plan earnings were driven by robust demand for our electronic assembly sensors and the new Flex Ultra automated optical inspection (AOI) system. In addition to increased sales of electronic assembly sensors to OEMs of robotic pick-and-place equipment, our sensor operation also received another solid contribution from DEK International, which has embedded our fiducial/inspection camera into its industry-leading line of solder paste screen printers.”

Iverson continued: “Since its introduction earlier this year, sales of the Flex Ultra have exceeded our expectations, driven by the significantly enhanced features of this next-generation AOI system. During the second quarter, we received an order, primarily for Flex Ultra systems, totaling nearly $900,000 from a large Asian original design manufacturer that is the world’s leading producer of smart phones and PDAs. Systems worth $260,000 were delivered in the second quarter, with the balance scheduled for completion in the third quarter. We also received a $400,000 order for SE 300 solder paste inspection systems from a new memory DRAM or module customer for delivery in the third quarter. We believe most of the world’s memory module producers are now CyberOptics’ customers, many of which are standardizing on our inspection systems. Second quarter order bookings totaled $14,165,000, compared to $16,008,000 in this year’s first quarter. As a result, we ended the second quarter with an order backlog of $7,805,000, compared to $8,191,000 at the beginning of this period. Since the majority of this backlog is scheduled to ship in the third quarter and given our outlook for new orders, we believe the third quarter should be another good period for CyberOptics.”

Steven K. Case, Ph.D., chairman and founder, added: “The new sensor, system and semiconductor products that we have introduced over the past year have positioned CyberOptics to capitalize upon the strength of our targeted capital equipment markets. We are particularly encouraged by the strong market reception accorded our new, state-of-the-art Flex Ultra inspection system. As the next generation of CyberOptics’ line of AOI inspection systems, Flex Ultra inspects for missing or misplaced circuit board components, solder joint quality and other defects at higher production speeds with greater resolution and reliability than prior AOI models. The robust demand for this product also reinforces our conviction that quality inspections of miniaturized components on today’s surface mount technology circuit boards are becoming an increasingly important consideration for manufacturers of electronic products. This trend plays directly into CyberOptics’ technological strengths.”

CyberOptics is forecasting earnings of $0.16 to $0.19 per diluted share on sales of $14.0 to $15.0 million for the third quarter ending September 30. This guidance incorporates stock compensation expenses of approximately $0.02 per diluted share.

About CyberOptics
Founded in 1984, CyberOptics is a recognized leader in process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts operations in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Jeffrey A. Bertelsen, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
904/415-1415

Second Quarter Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the conference call can be heard through August 2, 2006 by dialing 303-590-3000 and providing the 1106645 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenue	$14,551	$8,429	$29,269	$19,718
Cost of revenue	6,438	3,558	13,521	8,468

Gross margin	8,113	4,871	15,748	11,250
Research and development expenses	1,907	1,678	3,940	3,387
Selling, general and administrative expenses	3,565	2,960	7,118	6,110
Amortization of intangibles	172	207	379	414

Income from operations	2,469	26	4,311	1,339
Interest income and other	418	246	812	403

Income before income taxes	2,887	272	5,123	1,742
Provision for income taxes	980	70	1,760	420

Net income	$1,907	$202	$3,363	$1,322

Net income per share – Basic	$0.21	$0.02	$0.38	$0.15
Net income per share – Diluted	$0.21	$0.02	$0.37	$0.15

Weighted average shares outstanding – Basic	8,997	8,859	8,962	8,853
Weighted average shares outstanding – Diluted	9,100	8,980	9,072	8,988

Condensed Consolidated Balance Sheets

	June 30, 2006	Dec. 31, 2005
	(Unaudited)

Assets
Cash and cash equivalents	$32,934	$19,592
Marketable securities	12,238	15,607
Accounts receivable, net	8,533	9,775
Inventories	8,703	7,512
Other current assets	828	924
Deferred tax assets	1,942	1,942

Total current assets	65,178	55,352

Marketable securities	3,412	5,941
Intangible and other assets, net	6,353	6,593
Fixed assets, net	1,722	1,378
Deferred tax assets	3,858	3,763

Total assets	$80,523	$73,027

Liabilities and Stockholders’ Equity
Accounts payable	$3,217	$2,633
Accrued expenses	5,821	4,204

Total current liabilities	9,038	6,837

Total stockholders’ equity	71,485	66,190

Total liabilities and stockholders’ equity	$80,523	$73,027

Backlog Schedule:

3rd Quarter 2006		$7,559
4th Quarter 2006 and thereafter		246

Total backlog		$7,805